SUBSIDIDIARIES OF WILSON GREATBATCH TECHNOLOGIES, INC.

CORPORATION                            INCORPORATED
-----------                            ------------

WGL Intermediate Holdings, Inc.         Delaware
 (direct subsidiary of Wilson
 Greatbatch Technologies, Inc.)
Wilson Greatbatch Ltd.                  New York
  (direct subsidiary of WGL
  Intermediate Holdings, Inc.)
Greatbatch-Hittman, Inc.                Delaware
Battery Engineering, Inc.               Massachusetts
Wilson Greatbatch Foreign
 Sales Corporation                      Barbados
  (direct subsidiaries of Wilson
  Greatbatch Ltd.)